Exhibit 5
December 1, 1994

Everest & Jennings International Ltd.
1100 Corporate Square Drive
St. Louis, MO  63132

Re: Everest & Jennings International Ltd. (the "Company") Registration Statement for Offering of 408,054 Shares of Common Stock

Ladies and Gentlemen:

     We refer to the Company's registration on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 408,054 shares of Common Stock issuable pursuant to the 1989 Stock Option Plan of Medical Composite Technology, Inc. (the "MCT Option Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the MCT Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                              Very truly yours,

                              (BROBECK, PHLEGER & HARRISON)